Independent Auditors' Consent

The Board of Directors
Alliance Capital Management Holding L.P.:

We consent to the use of our report dated February 2, 2000 relating to the consolidated statements of financial condition of Alliance Capital Management Holding L.P. ("Alliance Holding") as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in partners' capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999 incorporated herein by reference in the annual report on Form 10-K of Alliance Holding.

/S/ KPMG LLP

New York, New York
March 28, 2000